Exhibit 99.1

Company Contact (Investor Relations):	Investor Relations Contacts:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance and Administration	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

Company Contact (Public Relations):	Public Relations Agency Contact
Daryl Larsen	Mark Plungy
Tessera Corporate Communications	Porter Novelli
408-952-4364	408-369-4675
dlarsen@tessera.com	mark.plungy@porternovelli.com

TESSERA SIGNS DEFINITIVE AGREEMENT TO PURCHASE DIGITAL OPTICS CORPORATION

•	Purchase Price to be Approximately $59.5 Million

•	High-Volume Camera Phone and Next-Generation DVD Markets Targeted with Innovative Technology and Extensive Patent Portfolio

•	Center of Excellence for Micro-Optics to be Established with Renowned Development Team

San Jose, Calif. – July 10, 2006 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced it has signed a definitive agreement to purchase Digital Optics Corporation, a leader in the development and design of micro-optical solutions. The acquisition is another important milestone in Tessera’s long-term growth strategy and builds upon the wafer-level image sensor packaging technology assets acquired from Shellcase, Ltd. in December 2005. The Digital Optics team and key technology will be components in Tessera’s development of low-cost, miniaturized imaging solutions for high-volume consumer optics applications, such as camera phones, next-generation DVD players and automotive applications.

Under the terms of the agreement, Tessera will pay approximately $59.5 million in cash for all outstanding Digital Optics equity. This transaction is subject to various standard closing conditions, and is expected to close in the third quarter of 2006.

“This acquisition provides an additional path to significant future growth for Tessera,” said Bruce McWilliams, Tessera’s chairman and chief executive officer. “By leveraging our core competencies in building IP businesses, we believe that by the end of the decade, we can develop a consumer optics IP business with licensing and royalty revenues of a similar scale to Tessera’s current semiconductor packaging business. The Digital Optics technology and renowned team of experts in micro-optics, combined with our Shellcase wafer-level packaging resources, will strengthen Tessera’s ability to provide key imaging solutions in a variety of high-growth, high-volume consumer optics applications such as camera phones.”

According to the most recent forecast from market research firm Techno Systems Research (TSR), the market for camera phones will increase to approximately 825 million units in 2009, representing a 21 percent compounded annual growth rate from 2005. The expensive and complex optics of next-generation high definition DVD players, games machines and drives, represent another application where Tessera believes it can apply its expanded capabilities to miniaturize and reduce the cost of optical systems.

“Once the acquisition is completed, Digital Optics will become a wholly-owned subsidiary of Tessera,” stated Mike Forman, Tessera’s interim chief financial officer. “Going forward, the Digital Optics business will be structured similarly to Tessera with revenue derived from licensing, royalties and services. In 2006, we expect Digital Optics to contribute services revenue ranging from $7 million to $8 million, and the earnings impact is expected to be nonmaterial.”

Digital Optics, headquartered in Charlotte, North Carolina, was founded in 1994 by a team of experts in micro-optics led by Dr. Michael Feldman. The company currently has 83 employees, including 11 PhDs. Its 100,000 square foot design, development and prototyping facility will become Tessera’s Micro-Optics Center of Excellence. Tessera defines micro-optics as the use of microscopic structures to shape and influence light. Digital Optics’ technologies are utilized in a number of applications including semiconductor equipment optics, communications and photonics. In 2005, the company generated revenue primarily by providing specialty lenses and optical sub-assemblies for the semiconductor lithography and communications markets, as well as by funded research and development for various consumer and government applications. The company has 130 issued and pending patents in the areas of micro-optics and optical integration.

Financial Guidance

Tessera expects to update its 2006 financial guidance when the company reports its results for the second quarter ended June 30, 2006.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiaries Tessera, Inc. and Tessera Israel, is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2006, include more information about factors that could affect the company’s financial results.

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Note: Tessera, Shellcase, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.